CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 2-60836 on Form N-1A of our reports dated May 23, 2008, relating to the financial statements and financial highlights of BlackRock Value Opportunities Fund, Inc. ( the “Fund”) and of Master Value Opportunities LLC (the “Master LLC) appearing in the Annual Reports on Form N-CSR of the Fund and of the Master LLC for the year ended March 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 25, 2008